EXHIBIT 99.1

SPANISH BROADCASTING SYSTEM, INC. ANNOUNCES

PRELIMINARY FOURTH QUARTER 2011 RESULTS

COCONUT GROVE, FLORIDA, January 18, 2012 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today announced preliminary financial results for the three-months ended December 31, 2011.

Based on preliminary information and subject to the year-end accounting close and audit, the Company expects fourth quarter 2011 consolidated net revenue to be between $37.5 million and $38.0 million, resulting in expected growth of 7.5% to 9.0% over the comparable period in 2010. The Company expects a significant reduction in its television segment station operating loss, a non-GAAP measure, during the fourth quarter of 2011 compared to the fourth quarter of 2010. The Company also expects operating income before depreciation and amortization, (gain) loss on the disposal of assets, net and impairment charges and restructuring costs, a non-GAAP measure, to be between $10.5 million and $11.5 million, resulting in expected growth of 10% to 21% when compared to the fourth quarter of 2010. The Company’s cash balance is expected to be above $70 million as of December 31, 2011.

“The significant improvement in our results for the fourth quarter reflects the continued benefits of a healthier advertising environment, the strength of our broadcasting properties and affiliated special events, and a singular focus on achieving profitability in our television segment” said Raul Alarcón, Jr., Chairman and CEO. “We are further monetizing and expanding our audience reach, while effectively managing our costs, which is leading to increased cash flow from our business. Moving forward, we remain well positioned in the nation’s largest Hispanic markets and are focused on generating improved financial performance and long-term value.”

The Company’s consolidated financial statements as of and for the year ended December 31, 2011 are not yet available. The Company’s expectations of its results of operations and financial condition discussed above are based upon management estimates. This financial and operating data is unaudited and is subject to revision based on the completion of the accounting and financial reporting processes necessary to finalize its financial statements as of and for the year ended December 31, 2011. This information should be read in conjunction with the financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included in the Company’s public filings.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. SBS operates 3 of the top 6 Spanish-language stations in the nation including the #1 Spanish station in America, WSKQ-FM in New York City. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company provides television segment station operating loss and operating income before depreciation and amortization, (gain) loss on the disposal of assets, net and impairment charges and restructuring costs. These are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for operating income, net income, cash flows from operating activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because television segment station operating loss and operating income before depreciation and amortization, (gain) loss on the disposal of assets, net and impairment charges and restructuring costs are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Brad Edwards
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901